Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the registration statement on Amendment No. 4 to Form S-11 (No. 333-177904) of Spirit Finance Corporation of our report dated April 23, 2012, with respect to the consolidated balance sheets of Specialty Retail Shops Holding Corp. as of January 28, 2012 and January 29, 2011 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended January 28, 2012, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Chicago, IL

May 7, 2012